EXHIBIT 11
                                                                      ----------

                    COMPUTATION OF PER SHARE EARNINGS (LOSS)
                                   (Unaudited)

                           National Datacomputer, Inc.
          Statement recomputation of net income (loss) per common share


                                                                                Six Months Ended
                                                                                ----------------

                                                                        June 30, 2001       June 30, 2000
                                                                         -----------         -----------
Net income (loss), as reported                                           $(1,035,953)        $   150,870

Preferred stock preference items:

Interest on Series B, C, D and F convertible preferred stock             $  (136,125)        $  (165,255)
                                                                         -----------         -----------

Total preferred stock preference item                                    $  (136,125)        $  (165,255)

Net loss attributable to common stockholders                             $(1,172,078)        $   (14,385)

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding                         7,853,567           4,383,188
B. Shares attributable to convertible preferred stock outstanding               --                  --
C. Shares attributable to common stock options and warrants
         pursuant to APB 15, paragraph 38 (a)                                   --                  --
                                                                         -----------         -----------

Weighted average shares outstanding                                        7,853,567           4,383,188
                                                                         ===========         ===========

Net loss per share                                                       $     (0.15)        $     (0.00)
                                                                         ===========         ===========